2239 01		FILED BY KS SOS
053 003		12-12-2012
$35.00	1	03:51:37 PM
		FILE#: 4351524

03369563

THE RESTATED AND AMENDED

ARTICLES OF INCORPORATION

of

UNION SECURITY

INSURANCE COMPANY

Approved for filing:
/s/ Sandy Praeger
SANDY PRAEGER
Commissioner of Insurance
Date:	12/12/12

THE RESTATED AND AMENDED

ARTICLES OF INCORPORATION

OF

UNION SECURITY INSURANCE COMPANY

We, John S. Roberts and Kenneth D. Bowen, President and Secretary, respectively, of UNION SECURITY INSURANCE COMPANY, a corporation organized and existing under the laws of the State of Kansas hereby certify that said Company through written consent of the Board of Directors (the “Board”) and sole stockholder executed on the 15th day of November, 2012, and acting pursuant to Section 17-6605 of the Kansas Corporation Act, amended its Restated Articles of Incorporation, originally filed on September 28, 2009, as follows:

RESTATED AND AMENDED ARTICLES OF INCORPORATION OF UNION SECURITY INSURANCE COMPANY ADOPTED PURSUANT TO SECTION 17-6605 OF THE KANSAS CORPORATION ACT, AND IN COMPLIANCE WITH SECTION 40-2,162 OF THE KANSAS INSURANCE CODE.

ARTICLE I.

The name of the corporation shall be UNION SECURITY INSURANCE COMPANY.

ARTICLE II.

The name of the business, objects, and purposes proposed to be transacted, promoted and carried on are:

(1)   To make contracts of life and endowment insurance, to grant, purchase, or dispose of annuities or endowments of any kind; and, in such contracts, or in contracts supplemental thereto to provide for additional benefits in the event of death of the insured by accidental means, total and permanent disability of the insured, or specific dismemberment or disablement suffered by the insured.

(2)   To insure against loss or damage by the sickness, bodily injury, or death by accident of the insured or his dependents.

(3)   To make or effect reinsurance of any risks.

(4)   In addition to all powers it shall have power to transact within and without the State of Kansas, any kinds or classes of insurance business which companies of its kind are now or may hereafter be permitted by law to transact, whether or not such kinds of classes of insurance are specifically enumerated elsewhere in these Articles of Incorporation or existing amendments thereto.

(5)   Any policy issued by the Company may cover any one or more of the risks it is authorized to insure.

(6)   The powers herein conferred upon the Company are in furtherance and not in limitation of the powers conferred by the statutes of the State of Kansas as from time to time in force and effect, and the Company shall have in addition to such authorized statutory powers as are in these Articles of incorporation recited, all other powers and privileges conferred by the statutes of the State of Kansas now existing or hereinafter enacted.

ARTICLE III.

The address of the registered office of the Corporation in the State of Kansas is 2900 SW Wanamaker Drive, Suite 204, Topeka, KS 66614, and the name of the registered agent at this address is Corporation Service Company.

ARTICLE IV.

The existence of this corporation shall be perpetual.

ARTICLE V.

The names and places of residence of each of the incorporators are as follows:

Name	Place of Residence

R. B. Richardson	Helena, Montana
A. B. Jackson	St. Paul, Minnesota
R. M. Hubbs	St. Paul, Minnesota

ARTICLE VI.

The management of the Company shall be vested in a Board of Directors. The number of Directors shall be not less than three (3) and shall be fixed by the Bylaws. Directors shall hold office until the annual meeting of the stockholders to be held on the first Wednesday after the first Tuesday in February, and until their successors shall have been elected and qualified. Subsequent Annual Meetings of the stockholders shall be held each year at such time and place within and without the State of Kansas as the Board of Directors shall determine.

ARTICLE VII.

The corporation shall have the authority to issue capital stock in the amount of five million dollars ($5,000,000.00) comprised of one million (1,000,000) shares of capital stock of the par value of five dollars ($5.00) per share, all of which shares shall be of one class and shall be designated as Common Stock.

ARTICLE VIII.

The highest amount of indebtedness and liability to which the corporation shall at any time be subject, exclusive of policy liabilities and other reserves, shall be One Hundred Million Dollars ($100,000,000).

ARTICLE IV.

The above and foregoing duly adopted Restated Articles of Incorporation supersede the original and all prior versions of the Articles of Incorporation and all amendments thereto.

Certification

We, John S. Roberts and Kenneth D. Bowen, President and Secretary, respectively, of Union Security Insurance Company, a corporation organized and existing under the laws of the State of Kansas, hereby certify that by Unanimous Written Consent of the Board and a Written Statement of Consent of the sole stockholder executed on November 15, 2012, the Board and stockholder adopted a Resolution to Amend the Restated Articles of Incorporation of said Company as herein above indicated with the vote of the stockholder being as follows:

Share	Outstanding	Eligible	Votes
Designation	Shares	Votes	Represented

Common	1,000,000	1,000,000	1,000,000

Votes in favor of the Resolution: 1,000,000

Votes against the Resolution: 0

We, John S. Roberts and Kenneth D. Bowen, President and Secretary, respectively of Union Security Insurance Company, do hereby certify that the foregoing Restated and Amended Articles of Incorporation are a true and correct copy of the Restated and Amended Articles of Incorporation as of this December 6, 2012.

Union Security Insurance Company

(Corporate Seal)	By:	/s/ John S. Roberts
John S. Roberts, President Union Security Insurance Company

		Dated:	12/6/12

	By:	/s/ Kenneth D. Bowen
Kenneth D. Bowen, Secretary Union Security Insurance Company

		Dated:	12/06/2012

VERIFICATION
STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

On December 6, 2012 , before me, Connie J. Turnipseed, a Notary Public, personally appeared John S. Roberts and Kenneth D. Bowen, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity, and that by their signatures on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

		Signature:	Connie J. Turnipseed
(this area for official notarial seal)
CONNIE J. TURNIPSEED
I hereby certify this to be a true and		Notary Public-Notary Seal
correct copy of the original on file.		State of Missouri, Jackson County
certified on this date:	Feb. 13, 2013	Commission # 10523852
KRIS W. KOBACH	/s/ Kris W. Kobach	My Commission Expires Mar 7, 2014
Secretary of State